Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q3 RESULTS

Q3 NET SALES GROWTH 5.0%; ORGANIC 3.6%

REPORTED EPS UP 6.9%; ADJUSTED EPS UP 13.8%

MAINTAINS FULL YEAR EPS OUTLOOK WITH HIGHER Q4 INVESTMENTS

2019 Third Quarter Results	2019 Full Year Outlook
•Sales growth +5.0%; Organic +3.6%	•Sales growth +5%; Organic sales growth maintained +4%
•Organic sales: Domestic +3.3%, International +8.7% •Gross margin +230 bps. to 46.6% •EPS growth +6.9%; Adjusted EPS growth +13.8%	•Gross margin outlook raised to +100 bps. •Adjusted EPS maintained at $2.47, +9%¹ •Cash from operations raised to approximately $815 million

EWING, NJ, OCTOBER 31, 2019 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported third quarter 2019 EPS of $0.62, a 6.9% increase.  Adjusted EPS, which excludes the FLAWLESS® earn-out adjustment, grew 13.8% to $0.66.²  Both reported and adjusted EPS include a $0.03 EPS benefit from a retroactive tariff exemption.  Adjusted EPS of $0.66 exceeded the Company’s $0.60 outlook.

Third quarter net sales grew 5.0% to $1,089.4 million.  Organic sales grew 3.6% driven by positive product mix and pricing of 4.3% partially offset by a volume decline of 0.7%.

Matthew Farrell, Chief Executive Officer, commented, “Q3 was another outstanding quarter with sales growth of 5.0%.  Organic sales grew 3.6%, exceeding our 3.0% outlook.  Our categories continue to grow and our market shares are healthy.  12 of our 15 domestic categories grew during the quarter and more than half have grown at least 8 consecutive quarters.  In the domestic business, 9 out of 12 power brands met or exceeded category growth in the third quarter.  The international business continues to perform strongly with reported sales growth of 7.1% and organic sales growth of 8.7%.”

Third Quarter Review

Consumer Domestic net sales were $827.6 million, a $42.7 million or 5.4% increase driven by household and personal care sales growth.  Organic sales increased 3.3% as price and positive product mix (+5.1%) offset lower volume (-1.8%).  Lower volume resulted from lower promotional spending and the impact of price increases.  Organic growth was led by ARM & HAMMER® liquid laundry detergent, WATERPIK® oral care products, VITAFUSION® and L’IL CRITTERS® gummy vitamins, BATISTE® dry shampoo, ARM & HAMMER clumping cat litter, and ARM & HAMMER scent booster.

Consumer International net sales were $186.4 million, a $12.3 million or a 7.1% increase driven by growth of the Global Markets Group (formerly called “Export”) business, and broad-based household and personal care sales growth.  Organic sales increased 8.7% due to higher volume (+5.4%) and price and product mix (+3.3%).  Organic sales were driven primarily by BATISTE and VITAFUSION in the Global Markets Group business, ARM & HAMMER liquid laundry detergent and STERIMAR® in Mexico, and BATISTE dry shampoo in Australia and Germany.  WATERPIK and FLAWLESS acquisitions are excellent additions to the international business.

Specialty Products net sales were $75.4 million, a $3.2 million or 4.1% decrease.  Organic sales decreased 4.1% due to lower volume (-3.1%) and pricing (-1.0%).  Demand for dairy products decreased while non-dairy product demand continued to grow.

Gross margin increased 230 basis points to 46.6% due primarily to acquisition accounting in connection with FLAWLESS (100 bps.) and a retroactive tariff exemption benefit (100 bps.).

Marketing expense was $125.2 million, an increase of $4.7 million or +3.9%.  Marketing expense as a percentage of net sales was 11.5%.  Full year marketing expectations are unchanged.  The Company continues to expect fourth quarter marketing to be higher in dollars and higher as a percent of sales versus a year ago.

Selling, general, and administrative expense (SG&A) was $165.7 million, an increase of $30.3 million, or 15.2% of net sales, a 220 basis point increase.  Adjusted SG&A increased 110 basis points primarily due to intangible amortization costs related to acquisitions.²

Income from Operations was $216.8 million or 19.9% of net sales, a 20 basis point increase.  Excluding the FLAWLESS earn-out adjustment, income from operations was 21.0% of net sales or a 130 basis point increase.²

Other Expense was $18.3 million, a decrease of $1.1 million, primarily due to lower interest expense.

The effective tax rate was 21.6% compared to 21.9% in 2018, a decrease of 30 basis points.  The expected full year effective tax rate is unchanged at approximately 21%.

Operating Cash Flow

For the first nine months of 2019, net cash from operating activities was $617.5 million, a $49.5 million increase from the same period last year as higher cash earnings were partially offset by an increase in net working capital.  The Company now expects to generate approximately $815 million of net cash flow from operating activities for the full year.  Capital expenditures for the first nine months were $39.7 million, a $9.3 million increase from the prior year.  We now expect the Company’s full year outlook for capital expenditures to be approximately $80 million.

At September 30, 2019, cash on hand was $114.7 million, while total debt was $2,183.2 million.

2019 New Products

In the household products portfolio, the Company’s ARM & HAMMER CLUMP & SEAL® CLOUD CONTROL® cat litter has become our second highest rated litter product online.  It is a first-of-its-kind cat litter that eliminates 100% of dust, keeps dander in the litter box, has an allergen-free light scent, and provides a 7-day odor control guarantee.  Combining stain fighting power with clothing protection, ARM & HAMMER plus OXICLEAN® laundry detergent FADE DEFENSE™ launch is off to a strong start.  OXICLEAN’S DARK PROTECT® laundry booster launch for dark and black fabrics that incorporates anti-fade technology, cold water solubility, and OXICLEAN stain fighters continues to build distribution at leading retailers.

In the personal care portfolio, WATERPIK launched SONIC FUSION®, the world’s first single device flossing toothbrush and water flosser is the most successful innovation in the history of WATERPIK.  VITAFUSION Magnesium is the first major branded magnesium gummy vitamin to market.  BATISTE launched a Hair Benefits line with a hydrating dry shampoo for dry hair, and a volumizing dry shampoo for fine hair which is currently is the #1 growth item in the category.  The NAIR® launch of LEG MASK™ hair removal, a first for legs, with natural clay, seaweed, and charcoal has been highly incremental to the brand delivering record high share in the depilatory category.

Outlook for 2019

Mr. Farrell stated, “We are closing in on another outstanding year for Church & Dwight.  We now expect approximately 5% full year 2019 sales growth and continue to expect approximately 4% organic sales growth.  The reported sales outlook now reflects a November 1, 2019 integration date for the FLAWLESS acquisition.  Full year gross margin is expected to expand 100 basis points or 60 basis points, excluding the FLAWLESS acquisition accounting.  Full year marketing expense dollars are expected to increase and as a percentage of net sales to be

11.7%, flat to 2018.  We continue to expect $2.47 per share or 9% adjusted EPS growth.¹&²

We intend to make incremental investments in Q4 as a result of our strong results and tariff relief.  As in years past, these actions help the Company enter the coming year with momentum.  Specifically, we expect significantly higher marketing spending and investments as we accelerate approximately $10 million of spending in R&D, predictive analytics, supply chain, and sustainability. We also intend to accelerate $4 million of investments in our long-term Asia Pacific relationships.  In Q4, we expect reported sales growth of approximately 6%, organic sales growth of approximately 3%, gross margin expansion, significantly higher marketing expense, and higher SG&A associated with the FLAWLESS acquisition and reinvestment in the business.  As a result of these investments and a higher tax rate, we expect Q4 adjusted EPS to be $0.54 per share excluding the earn-out adjustment from our acquisition of the FLAWLESS business¹.”

¹This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS, the most directly comparable GAAP financial measure, expected for 2019 or for the fourth quarter of 2019, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

²Excludes the third quarter $0.04 negative impact from the FLAWLESS acquisition earn-out adjustment.

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2019 earnings results on October 31, 2019 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 8968447.  A replay will be available at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, and FLAWLESS®.  These twelve key brands represent approximately 85% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER™® brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2018 Barron’s 100 Most Sustainable Companies and on the EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2018 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2018-Sustainability-Report.pdf.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net Sales	$1,089.4	$1,037.6	$3,213.5	$3,071.5
Cost of sales	581.7	577.5	1,753.5	1,705.0
Gross Profit	507.7	460.1	1,460.0	1,366.5
Marketing expenses	125.2	120.5	352.4	356.8
Selling, general and administrative expenses	165.7	135.4	462.6	411.4
Income from Operations	216.8	204.2	645.0	598.3
Equity in earnings of affiliates	2.1	2.5	5.5	7.0
Other income (expense), net	(18.3)	(19.4)	(54.5)	(61.9)
Income before Income Taxes	200.6	187.3	596.0	543.4
Income taxes	43.3	41.0	124.5	117.6
Net Income	$157.3	$146.3	$471.5	$425.8
Net Income per share - Basic	$0.64	$0.60	$1.91	$1.74
Net Income per share - Diluted	$0.62	$0.58	$1.87	$1.70
Dividends per share	$0.23	$0.22	$0.68	$0.65
Weighted average shares outstanding - Basic	246.8	245.7	246.4	245.2
Weighted average shares outstanding - Diluted	252.9	251.1	252.5	250.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2019	December 31, 2018
Assets
Current Assets
Cash and Cash Equivalents	$114.7	$316.7
Accounts Receivable	384.4	345.3
Inventories	388.8	382.8
Other Current Assets	20.9	33.4
Total Current Assets	908.8	1,078.2
Property, Plant and Equipment (Net)	553.1	598.2
Equity Investment in Affiliates	10.2	8.5
Trade Names and Other Intangibles	2,777.3	2,274.0
Goodwill	2,079.5	1,992.9
Other Long-Term Assets	281.2	117.4
Total Assets	$6,610.1	$6,069.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$74.0	$1.8
Current portion of Long-Term debt	299.6	596.5
Other Current Liabilities	768.5	728.0
Total Current Liabilities	1,142.1	1,326.3
Long-Term Debt	1,809.6	1,508.8
Other Long-Term Liabilities	1,099.1	780.3
Stockholders’ Equity	2,559.3	2,453.8
Total Liabilities and Stockholders’ Equity	$6,610.1	$6,069.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2019	September 30, 2018

Net Income	$471.5	$425.8

Depreciation and amortization	129.9	105.4
Deferred income taxes	6.1	4.5
Non-cash compensation	17.7	19.8
Other	5.0	0.9
Subtotal	630.2	556.4

Changes in assets and liabilities:
Accounts receivable	(41.8)	(17.2)
Inventories	(7.1)	(60.5)
Other current assets	6.5	24.6
Accounts payable and accrued expenses	1.8	43.8
Income taxes payable	14.9	15.2
Other	13.0	5.7
Net cash from operating activities	617.5	568.0

Capital expenditures	(39.7)	(30.4)
Acquisitions	(475.0)	(49.8)
Other	(4.3)	(2.1)
Net cash (used in) investing activities	(519.0)	(82.3)

Net change in short-term debt	72.4	(269.5)
Payment of cash dividends	(168.2)	(159.6)
Proceeds from stock option exercises	49.8	58.0
Purchase of treasury stock	(250.0)	(200.0)
Deferred financing and other	(2.6)	(3.0)
Net cash (used in) financing activities	(298.6)	(574.1)

F/X impact on cash	(1.9)	(2.2)

Net change in cash and cash equivalents	$(202.0)	$(90.6)

2019 and 2018 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2019	9/30/2018	Change
Household Products	$463.5	$448.9	3.3%
Personal Care Products	364.1	336.0	8.4%
Consumer Domestic	$827.6	$784.9	5.4%
Consumer International	186.4	174.1	7.1%
Total Consumer Net Sales	$1,014.0	$959.0	5.7%
Specialty Products Division	75.4	78.6	-4.1%
Total Net Sales	$1,089.4	$1,037.6	5.0%

	Nine Months Ended		Percent
	9/30/2019	9/30/2018	Change
Household Products	$1,371.1	$1,291.8	6.1%
Personal Care Products	1,060.7	1,018.6	4.1%
Consumer Domestic	$2,431.8	$2,310.4	5.3%
Consumer International	559.7	530.9	5.4%
Total Consumer Net Sales	$2,991.5	$2,841.3	5.3%
Specialty Products Division	222.0	230.2	-3.6%
Total Net Sales	$3,213.5	$3,071.5	4.6%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted SG&A Expense:

This press release presents information regarding adjusted SG&A excluding the adjustment to the FLAWLESS earn-out estimate.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses by excluding certain significant one-time items.

Adjusted Operating Income and Margin:

This press release provides information regarding adjusted operating income and margin excluding the adjustment to the FLAWLESS earn-out estimate.  We believe that excluding this charge from operating income and margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding certain significant one-time items.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.  Adjusted 2019 EPS excludes the earn-out reversal from the Passport acquisition, the FLAWLESS earn-out adjustments, and the loss on the sale of the consumer Brazil business.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 09/30/2019

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	5.0%	5.7%	5.4%	7.1%	-4.1%
Less:
Acquisitions	2.0%	2.0%	2.1%	1.7%	0.0%
Add:
FX / Other	0.6%	0.6%	0.0%	3.3%	0.0%

Organic Sales Growth	3.6%	4.3%	3.3%	8.7%	-4.1%

	Nine Months Ended 09/30/2019

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.6%	5.3%	5.3%	5.4%	-3.6%
Less:
Acquisitions	0.9%	0.9%	1.1%	0.7%	1.0%
Add:
FX / Other	0.7%	0.7%	0.0%	4.1%	0.0%

Organic Sales Growth	4.4%	5.1%	4.2%	8.8%	-4.6%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended September 30, 2019		For the quarter ended September 30, 2018		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$165.7	15.2%	$135.4	13.0%	220	bps
Flawless Earn-Out Adjustment	$(12.0)	-1.1%			(110)	bps
SG&A - Adjusted (non-GAAP)	$153.7	14.1%	$135.4	13.0%	110	bps

	For the quarter ended September 30, 2019		For the quarter ended September 30, 2018		Change
Adjusted Operating Profit Reconciliation		% of NS		% of NS
Operating Profit and Margin - Reported	$216.8	19.9%	$204.2	19.7%	20	bps
Flawless Earn-Out Adjustment	$12.0	1.1%			110	bps
Operating Profit and Margin - Adjusted (non-GAAP)	$228.8	21.0%	$204.2	19.7%	130	bps

	For the quarter ended September 30, 2019		For the quarter ended September 30, 2018		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.62		$0.58		6.9%
Flawless Earn-Out Adjustment	$0.04				6.9%
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.66		$0.58		13.8%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2019	December 31, 2019
Reported Sales Growth	6.0%	5.0%
Less: Acquisition	-3.0%	-1.6%
Add: FX / Other	0.0%	+0.6%

Organic Sales Growth	3.0%	4.0%